SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12



                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------

               (Name of Registrant as Specified in its Charter)

                            -----------------------

                             WEYERHAEUSER COMPANY


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transactions:
       (5) Total fee paid:

----------
[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date
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


                                                    [Weyerhaeuser Company logo]


NEWS RELEASE


For Immediate Release


                         PRELIMINARY VOTE COUNT SUPPORTS
                              WEYERHAEUSER NOMINEES


FEDERAL WAY, Wash., June 7, 2001 - Weyerhaeuser Company (NYSE: WY) today announced that based on the number of proxies it has submitted to the independent inspectors of election, Investor Voting Services, it appears that the three Weyerhaeuser director nominees, following certification of the Annual Meeting results, will be elected to the board of directors of Willamette Industries, Inc. (NYSE: WLL).

Steven R. Rogel, chairman, president and chief executive officer of Weyerhaeuser said, "Weyerhaeuser would like to thank the Willamette shareholders for their support throughout this process. We are confident that the final outcome of today's vote will clearly demonstrate that the Willamette shareholders want and expect their board to enter into negotiations with Weyerhaeuser to reach a mutually beneficial transaction. We have repeatedly stated that we are willing to increase our offer above the current $50 per share price if Willamette would sit down with us. We are prepared to immediately commence discussions with Willamette to move the combination of our two companies to completion in a cooperative manner. However, if Willamette continues to ignore what we believe is the clear desire of the company's shareholders for a transaction with Weyerhaeuser, we intend to nominate a slate of directors for election at Willamette's 2002 Annual Meeting.

"I would also like to thank and compliment the employees of both Weyerhaeuser and Willamette. Despite the potential distraction of the past six months' activities, they remained focused on working safely and serving customers. I am confident that a combination of the two workforces will create the finest company in our industry - headquartered in the Pacific Northwest," he concluded.

Prior to the closing of the polls at the Annual Meeting, all proxy cards received by Weyerhaeuser were turned over to the independent inspectors of election who will tabulate the results. It is expected that the preliminary tabulation will be provided to Weyerhaeuser and Willamette in two to three weeks, after which both sides will have the opportunity to examine the proxy tabulation. Weyerhaeuser will publicly announce the final results once they are made available to the company.



                                     -more-

IMPORTANT INFORMATION


Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 28, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

     ANALYSTS                                                  MEDIA
     Kathryn McAuley         Joele Frank / Jeremy Zweig        Bruce Amundson
     Weyerhaeuser            Joele Frank, Wilkinson            Weyerhaeuser
     (253) 924-2058          Brimmer Katcher                   (253) 924-3047
                             (212) 355-4449

                                                              Exhibit (a)(5)(WW)

                                                     [Weyerhaeuser Company logo]

NEWS RELEASE

For Immediate Release

               WEYERHAEUSER TENDER OFFER FOR WILLAMETTE INDUSTRIES
                            EXTENDED TO JUNE 28, 2001

FEDERAL WAY, Wash., June 7, 2001 - Weyerhaeuser Company (NYSE: WY) today announced that it has extended its $50 per share cash tender offer for all of the outstanding common stock of Willamette Industries, Inc. (NYSE: WLL) until midnight, New York City time, on June 28, 2001.

As of 11:00 p.m. New York City time, on June 6, 2001, Willamette shareholders had tendered and not withdrawn approximately 31.2 million shares pursuant to Weyerhaeuser's tender offer.



IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 28, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

      ANALYSTS                                                MEDIA
      Kathryn McAuley       Joele Frank / Jeremy Zweig        Bruce Amundson
      Weyerhaeuser          Joele Frank, Wilkinson            Weyerhaeuser
      (253) 924-2058        Brimmer Katcher                   (253) 924-3047
                            (212) 355-4449